Exhibit 10.60

Private & Confidential	31st of October 2011

[*] =	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ASSET PURCHASE AGREEMENT

RELATING TO THE ASSETS OF ANALYTICA INTERNATIONAL, INC.

Among

(1)	Analytica International, Inc.

(the Company or Seller)

And

(2)	LA-SER Alpha Group Sarl

(LA-SER)

And

(3)

(Newcorp) (see Section 9.13)

(LA-SER and Newcorp, jointly known as Purchaser)

And

(4)	Accentia Biopharmaceuticals, Inc. (as to Sections 2.2(d), 3.2a(x), 3.2a(xi), 5.1(b), 5.2, 5.3, 5.14, 7.3, 7.4, 8.1, 8.2, 8.3, 8.4, 8.6, and Article IX (all) only)

(Parent Company)

STRICTLY CONFIDENTIAL

Dated 31st of October 2011

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	6

SECTION 1.1.	DEFINITIONS	6
SECTION 1.2.	INTERPRETATIONS	12

ARTICLE II.	SALE AND PURCHASE OF ASSETS	12

SECTION 2.1.	SALE AND PURCHASE	12
SECTION 2.2.	CONSIDERATION	13

ARTICLE III.	CLOSING	14

SECTION 3.1.	DATE AND PLACE	14
SECTION 3.2.	DELIVERIES AT CLOSING	14

ARTICLE IV.	CONDITIONS PRECEDENT	16

SECTION 4.1.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	16
SECTION 4.2.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	17
SECTION 4.3.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES	18

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT COMPANY (PARENT COMPANY REPRESENTATIONS AND WARRANTIES ARE LIMITED TO SECTIONS 5.1(B),		18

SECTION 5.1.	ORGANIZATION, STANDING, AUTHORITY, CONSENT AND POWER	18
SECTION 5.2.	SHARE CAPITAL	20
SECTION 5.3.	FINANCIAL INFORMATION	20
SECTION 5.4.	COMPLIANCE WITH APPLICABLE LAWS	22
SECTION 5.5.	LITIGATION	24
SECTION 5.6.	FIXED ASSETS	24
SECTION 5.7.	REAL PROPERTY	24
SECTION 5.8.	INTELLECTUAL PROPERTY	24
SECTION 5.9.	CONTRACTS	25
SECTION 5.10.	BUSINESS	26
SECTION 5.11.	EMPLOYEE MATTERS	26
SECTION 5.12.	TAXES	28
SECTION 5.13.	INSURANCE	29
SECTION 5.14.	RELATIONS WITH THE PARENT COMPANY’S GROUP	30
SECTION 5.15.	CONSENTS FOR ASSIGNMENT OF CONTRACTS	30
SECTION 5.16.	ENVIRONMENTAL MATTERS	31
SECTION 5.17.	ACCURACY OF THE REPRESENTATIONS AND WARRANTIES	31
SECTION 5.18.	NO OTHER REPRESENTATIONS AND WARRANTIES	31

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	32

ARTICLE VII.	COVENANTS AND UNDERTAKINGS	32

SECTION 7.1.	COVENANTS RELATING TO CONDUCT OF BUSINESS	32

STRICTLY CONFIDENTIAL

SECTION 7.2.	CORPORATE ACTIONS	33
SECTION 7.3.	COVENANT NOT TO COMPETE – NOT TO SOLICIT	33
SECTION 7.4.	OTHER COVENANTS & UNDERTAKINGS	34

ARTICLE VIII.	INDEMNIFICATION OBLIGATIONS	35

SECTION 8.1. INDEMNIFICATION BY THE COMPANY AND THE PARENT COMPANY (PARENT COMPANY INDEMNIFICATION IS LIMITED TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES APPLICABLE TO PARENT COMPANY AND FOR THE IDENTIFIED REPRESENTATIONS AND WARRANTIES, PARENT COMPANY AND COMPANY SHALL MAKE THE REPRESENTATIONS AND WARRANTIES JOINTLY)		35
SECTION 8.2.	METHOD OF ASSERTING CLAIMS	36
SECTION 8.3.	CALCULATION OF DAMAGES	38
SECTION 8.4.	LIMITATIONS	39
SECTION 8.5.	EXCLUSIONS	39
SECTION 8.6.	TIME FOR CLAIMS	40
SECTION 8.7.	SET-OFF – PENDING CLAIM	40

ARTICLE IX.	GENERAL PROVISIONS	40

SECTION 9.1.	NOTICES	40
SECTION 9.2.	OMITTED	41
SECTION 9.3.	SEVERABILITY	41
SECTION 9.4.	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES	41
SECTION 9.5.	AMENDMENTS AND WAIVERS	42
SECTION 9.6.	APPLICABLE LAW	42
SECTION 9.7.	DISPUTE RESOLUTION	42
SECTION 9.8.	CONFIDENTIALITY - PUBLICITY	42
SECTION 9.9.	ASSIGNMENT	43
SECTION 9.10.	COSTS	43
SECTION 9.11.	COUNTERPARTS	42
SECTION 9.12.	MUTUAL DRAFTING	42
SECTION 9.13.	NEWCORP	43

STRICTLY CONFIDENTIAL

SCHEDULES

Schedule 1	Assets Listing

Schedule 1(a)	Excluded Assets

Schedule 2	Net Cash Calculation

Schedule 2.2(b)	Wire instructions from LV Administrative Services (Laurus)

Schedule 3	Earnout

Schedule 4	Research Services

Schedule 5(a)	Company details

Schedule 5(b)	Parent Company Details

Schedule 5.1	Company Articles of Incorporation and Parent Company Articles of Incorporation

Schedule 5.3	Financial Statements

Schedule 5.3(d)	Existing Liens against Assets

Schedule 5.4	Permits necessary to conduct business (NY foreign business)

Schedule 5.7(b)	Company subleases NY and Germany

Schedule 5.8	Listing of IP rights including domain names

Schedule 5.9	List of Active Contracts Including Customer Contracts, Need for Consent to Assign, Material Vendor Agreements, etc.

Schedule 5.11(a)	Employee Litigation and any outstanding claims

Schedule 5.11(b)	Employee benefit plans

Schedule 5.11(c)	List of Employees, including Form of Employment Contracts (Germany) and Existing Offer Letters (US)

Schedule 5.11(g)	Collective Bargaining Agreements or Severance Provisions

Schedule 5.13	Insurance policies

Schedule 6	Omitted

Schedule 7.4(c)	Employee Confidentiality Agreements

STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made on the 31st day of October 2011 by and amongst:

(1)	Analytica International, Inc., whose details are stated in Schedule 5(a) (the “Company” or “Seller”),

(2)	LA-SER Alpha Group Sarl, having its registered office at 43 Boulevard du Prince Henri,

Luxembourg L1724 LUXEMBOURG, registered in Registre de Commerce et des Sociétés Luxembourg under number B 147663, duly represented by Mr. André Haik in its capacity as co-gérant (the “LA-SER”),

(3)	(“Newcorp”) (see Section 9.13) (LA-SER and Newcorp jointly are referred to as “Purchaser”), and

(4)	Accentia Biopharmaceuticals Inc., whose details are stated in Schedule 5(b) (the “Parent Company”) as to Sections 2.2(d), 3.2a(x), 3.2a(xi), 5.1(b), 5.2, 5.3, 5.14, 7.3, 7.4, 8.1, 8.2, 8.3, 8.4, 8.6, and Article IX (all) only.

(The Company and the Purchaser, being hereafter referred collectively to as the “Parties” and individually to as a “Party”.)

WITNESSETH

WHEREAS, the Company desires to sell to the Purchaser and the Purchaser desires to acquire from the Company the assets described on Schedule 1 (the “Assets”) of Analytica International Inc., a corporation organized under the laws of the state of Florida, with a principal place of business at 24 W. 40th Street, 8th Floor, New York, NY.

WHEREAS, the Company is engaged in the development and the provision of healthcare consulting services (the “Business”).

WHEREAS, the Seller is one hundred percent (100%) owned by the Parent Company and the Parent Company is a party to this Agreement for purposes of Sections 2.2(d), 3.2a(x), 3.2a(xi), 5.1(b), 5.2, 5.3, 5.14, 7.3, 7.4, 8.1, 8.2, 8.3, 8.4, 8.6, and Article IX (all) only.

WHEREAS, the Assets are subject to Liens (the “Prior Liens”) held by Laurus Master Fund, Ltd (in liquidation), PSource Structured Debt Limited, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, LV Administrative Services, Inc. and/or one or more of their Affiliates, representatives or agents (collectively, “Laurus/Valens”) granted by the Company and the Parent Company which Prior Liens and Claims are to be terminated and released effective as of the Closing, executed by LV Administrative Services, Inc., as agent for Laurus/Valens agreeing to release the Assets from all the Prior Liens upon the receipt of four million dollars (USD $4,000,000) at the Closing (including authorization to file all necessary UCC-3 Termination Statements to terminate all Prior Liens held by Laurus/Valens against the Assets).

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I.	DEFINITIONS

Section 1.1.	Definitions

In this Agreement and in the Schedules hereto, the capitalized terms set forth hereafter shall have the meanings given to them herein. Other terms defined elsewhere in this Agreement shall have such meaning throughout this Agreement and in the Schedules hereto.

“Accounts Payable” means payables or obligations for which the Company has received an invoice at or open prior to Closing according to Applicable Accounting Principles.

“Applicable Accounting Principles” means the U.S. Generally Accepted Accounting Principles (“GAAP”) as consistently applied by the Company in the preparation of the Financial Statements.

“Affiliate” when used with reference to a specified Person, means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approval” means any authorization, consent, order, permit, license, waiver, approval or similar action of any Governmental Authority or any other Person.

“Articles of Association” means, with respect to the Company, the Articles of Incorporation and by-laws, and any similar organizational documents under applicable Laws, and with respect to the Purchaser any similar organizational documents under applicable Laws.

“Assets” means the assets of the Company as listed on Schedule 1 hereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of Florida, Tampa Division.

“Business” has the meaning set forth in the recitals above.

“Business Day” means any day other than Saturday, a Sunday or a day when commercial banks in the U.S.A. are authorized or required by Law to be closed.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Chapter 11 Proceedings” means the jointly administered proceedings before the Bankruptcy Court titled In re: Accentia Biopharmaceuticals, Inc. (Case No. 8:08-bk-17795-KRM), Analytica International, Inc. (Case No. 8:08-bk-17798-KRM), TEAMM Pharmaceuticals, Inc. (Case No. 8:08-bk-17800-KRM), AccentRx, Inc. (Case No. 8:08-bk-17801-KRM), Accentia Specialty Pharmacy, Inc. (Case No. 8:08-bk-17802-KRM), Debtors.

“Claim” means any claim, demand, assessment, and any action or proceeding at law or in equity (where applicable), and any judgment, whether civil, criminal, administrative or investigative.

“Closing” has the meaning set forth in Section 3.1. below.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Analytica International Inc., details of which are set out in Schedule 5.

“Consideration” means the sum of the Upfront Purchase Price and the Earnout, if any.

“Contract” means any contract, commitment, order, license, note, loan, bond, mortgage, indenture, lease or other legally binding instrument or arrangement, in each case whether oral or written; provided that the term “Contract” does not include Permits and Employee Plans.

“Damages” shall mean any actual and direct monetary damages, losses, liabilities, fines, penalties, costs, or expenses including reasonable attorney/lawyers’ fees, suffered by the Purchaser.

“Earnout” has the meaning set forth in Schedule 3 and in Section 2.2(c) below.

“EBIT” means the earnings of Newcorp before interest and taxes and net finance expenses.

“EBITDA” means the net income of Newcorp before interest, taxes, depreciation and amortization.

“Employee Plan” means any employee benefit plan, arrangement or policy, including any collective bargaining agreement, pension, profit sharing, incentive compensation, bonus, health, life insurance, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, which is sponsored, maintained or contributed to by the Company and under which any current of former employees of the Company are covered or receive benefits, as such exist in any applicable jurisdiction.

“Employment Contract” means any employment, retention, severance, indemnification, consulting, expatriate or supplemental pension contract, or other employment-related Contract, between the Company and an individual.

“Entity” means any corporation, partnership (whether general or limited), limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of section 412(n)(6) of the Code) that includes, or at any time included, the Company or any predecessor of the Company.

“Excluded Assets” means those assets identified in Schedule 1(a).

“Financial Statements” has the meaning set forth in Section 5.3 below.

“Governmental Authority” means (i) any governmental or quasi-governmental authority, including any country, and any local, municipal, state, federal or other governmental body, or other political subdivision, thereof, (ii) the European Union and (iii) any agency, board, bureau, court, commission, department, instrumentality or administration of any of the foregoing.

“Indebtedness” has the meaning set forth in Section 2.2 below.

“Insolvency Related Procedure” means with respect to any Person, any procedure related to insolvency including without limitation, a voluntary proceeding seeking relief with respect to such Person or such Person’s debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for such Person or any substantial part of such Person’s assets; or such Person’s consent to any of the foregoing in an involuntary proceeding against such Person; or such Person shall generally not be paying debts as they become due or admit in writing such Person’s inability to do so; or an assignment for the benefit of, or the offering to or entering into by such Person of any composition, extension, reorganization or other agreement or arrangement with, such Person’s creditors.

“Law” or “Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, as well as administrative practices of any government, governmental department, agency or regulatory body, rules of common law, customary law and equity and all civil and other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement where the Company does business or which apply to the Company.

“Liability” means, as to any Person, any liability, covenant or obligation of such Person of any nature whatsoever, whether direct or indirect, absolute or contingent, matured or unmatured, known or unknown, and whether or not reflected, or required by Applicable Generally Accepted Accounting principles to be reflected, in such Person’s balance sheets or other accounting records.

“Liens” means any lien, privilege, mortgage, pledge, third-party claim or right, voting trust, voting agreement, negative covenant, encumbrance, charge, restriction of use or transfer, defect of title, easement or security interest of any kind or nature.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Net Cash” has the meaning set forth in Schedule 2.

“Newcorp” means                      incorporated under the laws of the State of                      by LA-SER to purchase the assets under this Agreement (see Section 9.13).

“Observational Studies” (or “Pharmacoepidemiology”) are usually: Patients registries, patients cohorts, case-control studies (and all case-based studies: case-cohort, case-cross over, nested case-control studies, case-time series), surveys and assessment of the incidence, prevalence, severity (including quality of life) and burden of diseases.

“Ordinary Course of Business” means, with respect to the Company, actions taken in the ordinary course of business consistent with past practices of the Company in relation to the Business.

“Parent Company” means Accentia Biopharmaceuticals Inc.

“Permits” means all permits, licenses, certifications, franchises, approvals and authorizations issued or granted by Governmental Authorities.

“Person” means any third party, individual or Entity.

“Retained Liabilities” means any and all Liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include all Liabilities and obligations of the Seller (other than Assumed Liabilities):

(a) for income, transfer, sales, use or other Tax arising in connection with the consummation of the transactions contemplated by this Agreement (including any income due by the Company (but not the Purchaser) for Taxes arising as a result of the transfer by the Seller to the Purchaser of the Assets);

(b) for (i) any Tax of the Seller, (ii) any Taxes related to the Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, and (iii) any Tax of another Person for which the Seller is liable, including, but not limited to Tax for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), being a transferee or successor, any contractual obligation or otherwise;

(c) under any agreements, contracts, leases or licenses which are not assigned to Purchaser under this Agreement and all agreements assigned to Purchaser with regard to work performed prior to the Closing;

(d) relating to any Excluded Asset;

(e) for any indebtedness of the Seller which is not an Assumed Liability, including any bank indebtedness, any indebtedness evidenced by promissory notes issued in respect of obligations owed to any Person employed by, or engaged as an independent contractor to, the Company and working capital lines of credit and all principal, interest, fees and other amounts payable with respect thereto;

(f) accruing or relating to the period prior to the Closing under the Contracts;

(g) arising out of the Seller’s operation or conduct of its Business or the sale of any product or performance of any service prior to the Closing (i.e., the product or service has been delivered or invoiced to the customer prior to Closing), including any customer or warranty claims arising out of any such product or service (whether such claims arise before or after the Closing) which cannot be fulfilled or satisfied by providing a product or service by Newcorp provided that the normal cost of such service shall be paid by Seller to Purchaser if the service was represented by Seller to have been performed prior to Closing;

(h) arising out of events, conduct or conditions existing or occurring prior to the Closing that (i) constitute a violation of or non-compliance with any Law or any Permit or (ii) give rise to any liability under Environmental Law;

(i) payroll obligations accrued and unpaid as of the Closing and, except as provided in Section 7.4(d) and except for accrued and unused (or unpaid) vacation, sick leave and other paid time off as of the Closing that will be handled by Purchaser or provided herein;

(j) all expenses and obligations of Seller incurred before the Closing included within the definition of Assumed Liabilities in Section 2.1(d);

(k) all compensation expenses to employees and consultants shall be prorated through the Closing and Seller shall be obligated for those compensation expenses due through the Closing. Notwithstanding the foregoing, all employees hired by Purchaser at Closing will be treated on a going concern basis meaning that accrued sick leave and vacation shall be assumed by Purchaser. As of September 30, 2011, Seller has the following accrued obligations to employees relating to vacation entitlements: (i) management consisting of Roman Casciano and Lee Stern based in New York is deemed to be zero as the Company will satisfy all vacation obligations through Closing with Roman Casciano and Lee Stern; (ii) other employees based in New York have $25,741.75 in accrued vacation entitlements; and (iii) all employees based in Germany have $42,363.73 in accrued vacation entitlements; and (iv) all employees based in Germany have $21,807.60 in accrued overtime entitlements. At Closing, the Company shall pay to Purchaser a cash payment equal to 50% of the aggregated accrued liabilities under (ii) and (iii) and 100% of the accrued liabilities under (iv) prorated through the date of Closing. All employee taxes accrued through Closing shall be a Retained Liability;

(l) as of the Closing, no employee of Seller will be entitled to any bonus and employee stock options will be appropriately handled under the relevant Benefit Plan and employees participating in the Company’s 401k Plans will be treated in a compliant manner;

(m) to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any Law, charter document, bylaw, agreement, or otherwise);

(n) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

(o) all employee health, insurance plans and benefits in place at the signing of this Agreement will be retained and paid for by Seller through Closing. For clarification, following the Closing, Purchaser shall provide health insurance for any employee hired by Purchaser;

(p) to any Person claiming or asserting any right to any of the Upfront Purchase Price, or any other amounts payable to Seller hereunder, or any right to vote, approve, dissent or other similar right with respect to the transactions contemplated in this Agreement;

(q) any infringement, violation or misappropriation of intellectual property rights of any Person prior to the Closing; and

(r) relating in any way to the pending Chapter 11 Proceedings.

“Shared Resources” has the meaning set forth in Section 5.14(b).

“Subsidiaries” of a Person means an Entity, fifty percent (50%) or more of whose equity interests are held by such Person.

“Tax” means all direct and indirect taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profit, excise, property, use, value added, intangibles, sales, payroll, employment, business withholdings and other taxes (including social security contributions), imposed by any Governmental Authority in the jurisdiction of the relevant company and including all interest, surcharges, fines and penalties imposed with respect to such amounts.

“Tax Return” means any return, report, form or other information filed with any Governmental Authority with respect to Taxes.

“Upfront Purchase Price” has the meaning set forth in Section 2.2(a) below.

“Working Capital” means the amount equal to the difference between current assets and current liabilities of the Company.

Section 1.2.	Interpretations

In this Agreement:

(a)	Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(b)	All references herein to Sections, Articles and Schedules shall be deemed references to Sections and Articles of, and Schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Sections, Articles and Schedules are inserted for convenience only, and shall have no legal effect.

(c)	The Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include such items.

Any item provided in a Schedule shall be deemed to be provided for all Schedules to this Agreement.

ARTICLE II.	SALE AND PURCHASE OF ASSETS

Section 2.1.	Sale and Purchase

a)	Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Company shall sell, transfer and deliver to the Purchaser (or such Affiliates of the Purchaser as may be designated by it in writing, it being understood that in this Agreement, the term “Purchaser” shall include such designees, where applicable, and such designees shall become by virtue hereof equally bound by the provisions of this Agreement), and the Purchaser shall purchase from the Company, free and clear of any Liens (including, without limitation, Liens securing any of Seller’s or Parent Company’s debt or other obligations existing at the date hereof), the Assets listed in Schedule 1.

b)	The Assets will be transferred with all the attached rights.

c)	Notwithstanding the foregoing, the Assets shall not include those assets identified in Schedule 1(a) (the “Excluded Assets”)

d)	Upon and subject to the terms of this Agreement, Purchaser shall assume all Liabilities of the Seller for performance after the Closing under each of the Contracts provided however, that the Purchaser shall not assume any Liabilities resulting from or relating to (i) any act or omission occurring on or before the date of the Closing or (ii) any of the Retained Liabilities (the “Assumed Liabilities”). For clarification, at the Closing Seller will deliver to Purchaser 100% ownership of Seller’s Assets without any debts or Liens and with all Accounts Payable prorated through the Closing Date (i.e., Seller will pay all Accounts Payable incurred through the Closing Date and Purchaser will be responsible for all Accounts Payable incurred after the Closing Date). Work in-process, work performed but not billed at the Closing Date and client deposits or pre-payments not earned at the Closing Date will be an Asset of Seller sold to Purchaser as part of the Upfront Purchase Price. Cash on hand, deposits (for leases, equipment, utilities, services and similar items including cash deposits, cash equivalent deposits and assets pledged security) and accounts receivable (where the account receivable has been billed, the work performed and the amount of the account receivable has been fully earned on the Closing Date will be retained by Seller).

Section 2.2.	Consideration

a)	Price

Subject to the terms and conditions set forth in this Agreement, the upfront purchase price payable by the Purchaser to the Company for the Assets (the “Upfront Purchase Price”) is four million dollars (USD $4,000,000).

It is acknowledged by the Parties that the Upfront Purchase Price as mentioned above is agreed upon on the basis that:

(i)	at Closing, the Assets will not be subject to any debt, lien or other Liability of whatever nature (neither financial or operational, notably accounts payable incurred through the Closing (including, without limitation, Claims of creditors of the Company with respect to debts incurred prior to the commencement of the Chapter 11 Proceedings), financial liabilities (e.g., bank loans and overdrafts, bonds, short-term financial payables, medium/long-term loans (short and long-term portions), lease financing (short and long-term portions), shareholders’ accounts, or guarantees of the debt or obligations of others) vis-à-vis anyone (the “Indebtedness”).

For the sake of clarity, it is expressly agreed and acknowledged by the Parties that the Company will not be entitled to ask for the reimbursement of all or part of the Indebtedness it will therefore have paid, since such payments have been taken into account in the Consideration agreed between the Parties for the completion of the transaction.

b)	Payment and allocation

The Upfront Purchase Price shall be paid by Purchaser at Closing by wire transfer to LV Administrative Services, Inc. as agent for Laurus/Valens pursuant to the wire transfer instructions attached as Schedule 2.2(b). The Upfront Purchase Price shall be allocated among the Assets by agreement of Purchaser and Seller.

c)	Earnout

In addition to the Upfront Purchase Price, Purchaser shall pay to the Company additional consideration at the dates and in accordance with the terms set forth in Schedule 3 (the amounts which could be paid pursuant to this clause and in accordance with Schedule 3 shall be referred to as the “Earnout”). In any case, if an Earnout is due, it will not exceed six million dollars (USD $6,000,000) and shall be allocated, if any, to the Seller as indicated in Schedule 3.

d)	Adjustments

At Closing, the Company shall retain the Net Cash as calculated in accordance with Schedule 2 attached hereto. It is agreed that, in the event where, after Closing, the Purchaser discovers (i) that part of the Indebtedness has not been paid by the Seller as it should have been which was fully paid by Purchaser or (ii) that the Net Cash retained by the Company has been in excess compared to what should have been retained in accordance with Schedule 2, or (iii) the calculation of Net Cash results in a negative number, then a corresponding amount (with respect to (iii) such amount expressed as a positive number) will be automatically deducted from the Earnout #1 as defined in Schedule 3 and, if the Earnout due is not sufficient to cause such amount, shall be reimbursed jointly and severally by the Company and the Parent Company.

ARTICLE III.	CLOSING

Section 3.1.	Date and Place

The sale and purchase of the Assets (the “Closing”) will take place at one of the offices of the Company at 10:00 a.m. local time on the fifth Business Day following the satisfaction of the conditions precedent set forth in Article IV of this Agreement and in any case no later than December 31, 2011. The date of the Closing is referred to as the “Closing Date”

Section 3.2.	Deliveries at Closing

(a)	At Closing, Seller will provide Purchaser with:

(i)	an Absolute Bill of Sale for the Assets listed in Schedule 1 duly executed by the Company and other forms of transfer reasonably required by Purchaser;

(ii)	an Assignment of all of the right, title and interest in and to any and all intellectual property rights, trademarks, tradenames or other intangible rights being sold to Purchaser or otherwise to be made available to Purchaser hereunder;

(iii)	termination of all employees of the Company and an assignment to Purchaser of the right to hire all such employees and with regard to employees in Germany an assignment of the Employment Contracts, where possible;

(iv)	assignments of all Contracts, including but not limited to customer contracts (and where required, all consents necessary for the assignment of such Contracts);

(v)	assignment with landlord consent for the sublease for the office space located at 24 West 40th Street, 8th Floor, New York, New York 10018;

(vi)	assignment with landlord consent for the sublease for the office space located at Meeraner Platz 1, D-79539 Lorrach, Germany;

(vii)	each of the Schedules requiring execution by the Company;

(viii)	a certificate executed by the President or Secretary of the Company certifying that attached thereto are (A) a true, complete and correct copy of the Articles of Incorporation of the Seller, as in effect on the Closing Date, certified by the Secretary of State of the State of Florida, (B) a true, complete and correct copy of the bylaws of the Seller, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the Seller’s board of directors and sole shareholder, respectively, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of the Seller authorized to sign this Agreement and the other documents relating hereto to which the Seller is a party;

(ix)	a certificate issued by the Secretary of State of the State of Florida, certifying as of a date no more than ten (10) days prior to the Closing Date that the Company legally exists and is in good standing under the Laws of the State of Florida and a certificate issued by an appropriate authority of each jurisdiction in which the Company is qualified to do business as a foreign corporation, certifying that the Company is duly qualified as a foreign corporation and is in good standing to conduct business as a foreign corporation under the Laws of such jurisdiction;

(x)	a certificate executed by the President or Secretary of the Parent Company certifying that attached thereto are (A) a true, complete and correct copy of the Articles of Incorporation of the Parent Company, as in effect on the Closing Date, certified by the Secretary of State of the State of Florida, (B) a true, complete and correct copy of the bylaws of the Parent Company, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the Parent Company’s board of directors authorizing the execution, delivery and performance of this Agreement by Parent Company, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of the Parent Company authorized to sign this Agreement and the other documents relating hereto to which the Parent Company is a party;

(xi)	a certificate issued by the Secretary of State of the State of Florida, certifying as of a date no more than ten (10) days prior to the Closing Date that the Parent Company legally exists and is in good standing under the Laws of the State of Florida;

(xii)	copies of Tax Lien searches showing no such liens against any of the Assets;

(xiii)	copies of UCC searches showing only Liens against the Assets in favor of Laurus/Valens which Liens will be released at Closing;

(xiv)	copy of an order of the Bankruptcy Court authorizing the sale and conveyance of the Assets;

(xv)	wire instructions for the delivery to Laurus/Valens of the Upfront Purchase Price;

(xvi)	an acknowledgement from Laurus/Valens of receipt of four million dollars (USD $4,000,000) and either a UCC-3 Termination Statement releasing all Laurus/Valens Claims and Liens against the Assets, or authorization for the Company and/or Purchaser to file such a Termination Statement;

(xvii)	wire instructions for the delivery to the Company of the Earnout payments if and when earned;

(xviii)	documents and authorizations so that Seller relinquishes all rights to Purchaser to utilize the name “Analytica” or any variation thereof as part of its corporate name; and

(xix)	such other customary documents and certificates as the Purchaser may reasonably request.

(b)	At Closing, Purchaser will provide to the Company:

(i)	Evidence of payment of the Upfront Purchase Price;

(ii)	All Schedules requiring execution by Purchaser;

(iii)	Evidence that all employees of the Company wishing to be employed upon substantially the same terms as in effect as of September 30, 2011, have been hired by Purchaser; and

(iv)	such other customary documents and certificates as the Company may reasonably request.

ARTICLE IV.	CONDITIONS PRECEDENT

Section 4.1.	Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser to purchase the Assets at Closing are subject to the satisfaction at or prior to Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived by the Purchaser in writing):

(a)	Each of the representations and warranties of the Company contained in Article V and elsewhere in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of Closing as though restated on and as of such date (except in the case of any representation and warranty, that by its terms is made as of a date specified therein, which shall be accurate as of such date), and Purchaser shall have received a certificate to such effect duly executed by the Secretary of the Company;

(b)	Company shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at Closing and Purchaser shall have received a certificate to such effect duly executed by the Secretary of the Company;

(c)	No proceeding by any Person shall be threatened or pending which seeks to prohibit or declare illegal, or to obtain a material amount of damages arising from, the transactions contemplated by this Agreement and no Law or judgment shall be in effect having any of such effects;

(d)	No event, fact, or change occurs between the date of this Agreement and the Closing which would have a material adverse impact on the Business, operations, assets, condition or financial situation and/or results of the Company;

(e)	Purchaser shall have executed employment agreements with Roman Casciano, Lee Stern and Elvira Müller, which is anticipated to be completed two weeks following the execution of this Agreement;

(f)	Company shall have obtained an order of the Bankruptcy Court authorizing the sale and conveyance of the Assets;

(g)	Company shall have received an agreement or UCC-3 Termination Statement from Laurus/Valens to release all Claims and Liens against the Assets; and

(h)	Company shall have obtained, in a form satisfactory to Purchaser, all required and which are required consents to allow assignment of the written Contracts, including without limitation all client contracts and Subleases, identified in Schedule 5.9 hereto, except with respect to any such Contract(s) as to which Purchaser waives the requirement of such consent.

Section 4.2.	Conditions Precedent to Obligations of Seller

The obligations of the Company to sell the Assets at Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of such condition is expressly waived by the Company in writing):

(a)	Each of the representations and warranties of Purchaser contained in Article VI and elsewhere herein shall be accurate in all material respects as of the date of this Agreement and as of Closing as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

(b)	Purchaser shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)	Company shall have obtained an order of the Bankruptcy Court authorizing the sale and conveyance of the Assets; and

(d)	Company shall have received an agreement or UCC-3 Termination Statement from Laurus/Valens to release all Claims and Liens against the Assets.

Section 4.3.	Conditions Precedent to Obligations of the Parties

The Parties shall have obtained an order approving and authorizing the sale of Assets contemplated hereby, from the Bankruptcy Court that may be required in relation to the Chapter 11 Proceedings.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT COMPANY (Parent Company representations and warranties are limited to Sections 5.1(b), 5.2, 5.3 and 5.14 only and these identified representations and warranties are made jointly with the Company)

Except as mentioned expressly in this Agreement, each of the Seller and the Parent Company represents and warrants to the Purchaser as of the date hereof and at Closing as set forth in this Article V; Parent Company represents and warrants as to the items set forth in Sections 5.1(b), 5.2, 5.3 and 5.14 only.

Section 5.1.	Organization, Standing, Authority, Consent and Power

(a)	Regarding the Company:

(i)	The Company is a corporation validly existing and in good standing under the laws of Florida and has the requisite corporate powers and corporate authority to carry on its businesses as being conducted on the date hereof.

(ii)	The Company is the lawful owner of the Assets as identified in Schedule 1, which at Closing will be delivered to Purchaser free of any Liens.

(iii)	The Company has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated.

(iv)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company.

(v)	This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(vi)	Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Company may be subject or any provision of the Company’s Articles of Association, (ii) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any Contract or Permit to which the Company is a party or by which it is bound or to which any of the Assets are subject, (iii) will result in the creation or any imposition of any Lien upon or give to any Person any interest or right (including any right of termination or cancellation) in or with respect to the Assets of the Company, or (iv) will require the Company to obtain or make any consent, authorization, approval or registration with or from any Person.

(vii)	Neither the Company nor the Parent Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(viii)	The Company has the requisite corporate power and corporate authority to own its assets and to carry on its businesses as conducted.

(ix)	The up-to-date Articles of Association of the Company (which are attached in Schedule 5.1 together with a copy of an up-to-date certificate of registration) have been drafted in accordance with applicable Laws.

(x)	The Company is not subject to any Insolvency Related Procedure, except that it is a party to the Chapter 11 Proceedings.

(xi)	The Company’s corporate books are complete, correct and up-to-date and have been properly maintained in accordance with applicable law.

(b)	Regarding the Parent Company

(i)	The Parent Company is a corporation validly existing and in good standing under the laws of Florida.

(ii)	The Parent Company is the lawful owner of all of the issued and outstanding capital stock of the Company.

(iii)	The Parent Company has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated.

(iv)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Parent Company.

(v)	This Agreement has been duly executed and delivered by the Parent Company and constitutes a legal, valid and binding obligation of the Parent Company enforceable against the Parent Company in accordance with its terms.

(vi)	Upon delivery of a release agreement executed by the Laurus/Valens entities, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Parent Company may be subject or any provision of the Parent Company’s Articles of Association, (ii) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, any Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets are subject, (iii) will result in the creation or any imposition of any Lien upon or give to any Person any interest or right (including any right of termination or cancellation) in or with respect to the Assets of the Company, or (iv) will require the Company or the Parent Company to obtain or make any consent, authorization, approval or registration with or from any Person.

(vii)	The Parent Company is not subject to any Insolvency Related Procedure, except that it is a party to the Chapter 11 Proceedings.

Section 5.2.	Share Capital

At all times since the Company’s formation, the entire authorized capital stock of the Company has consisted of One Hundred (100) shares of common stock, $1.00 par value per share, of which only the One Hundred (100) Shares are issued and outstanding.

The Shares are owned of record and beneficially by the Parent Company, have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any pre-emptive, first refusal or similar rights nor redeemed. There is no option, warrant, right, commitment, proxy, voting trust or other agreement of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposal of any shares of the capital stock of the Company, or any securities convertible into any shares of capital stock of the Company or (ii) relates to the voting or control of such shares of capital stock, securities or rights.

The Company does not currently hold any interest in any other Entity and has never held any such interest in any Entity other than Analytica International GmbH a/k/a IMOR GmbH.

Section 5.3.	Financial Information

(a)	Financial Statements

All accounting books, records and other financial documents pertaining to the three (3) last tax years of the Company give a complete, true and fair view of the situation of the Company, its profits, losses and assets for the periods specified therein. The Financial Statements treat the allocation of percentage of work completed, intercompany and shared expenses and revenue and expenses recognition in a consistent manner consistent with Applicable Accounting Principles.

The Company has made available to the Purchaser copies of the unaudited financial statements for the Company, which are attached as Schedule 5.3, showing the financial results and position of the Company, as at and for the periods specified therein (hereafter the “Financial Statements”). The Financial Statements have been prepared in accordance with Applicable Accounting Principles in accordance with applicable standards. There have been no changes in the Applicable Accounting Principles applied by the Company for the tax year ended 30th of September 2011, from the Applicable Accounting Principles applied by the Company during the previous tax year except for the ones stated in the Financial Statements.

(b)	Debt

As agreed by the Parties and pursuant to the undertaking of the Seller set forth in Section 2.2 above, the Assets shall be free of any debt or other Liability of any nature (whether financial or operational) at Closing.

(c)	Off-balance sheet and other Liability

All off-balance sheet liabilities of the Company (including without limitation any liability of the Company to its shareholder) have been set forth in and are duly mentioned with an explanation in the notes to the Financial Statements, and no additional off-balance sheet liability has been incurred, made or assumed by the Company since the date of the Financial Statements.

The Company has no Claims, Liabilities or indebtedness (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for Taxes) which would be required to be reflected on the balance sheet in accordance with GAAP, other than Liabilities and obligations incurred in the regular course of business consistent with past practice after the date of the Financial Statements, none of which individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, assets or prospects of the Company.

(d)	Guarantees; Liens

(i)	No Person has given any guarantee of or security for any overdraft, loan or other indebtedness granted to or due to the Company except as associated with leases.

(ii)	The Company has not guaranteed the obligations of any other Person other than the Parent Company.

(iii)	The Company is not liable to any Person for the performance or failure to perform of any Person other than the Parent Company.

(iv)	All Liens currently existing against any of the Assets are set forth in Schedule 5.3(d) attached hereto. As of the Closing there will be no Liens on the Assets.

(e)	Conduct of Business

Since September 30, 2011, the date of the latest Financial Statements:

(i)	the Company has been operated in a careful and prudent manner with all diligence and care required and has conducted its activities in the Ordinary Course of Business consistent with past practices, without significant changes in its usual practices of production, sale, management or operation;

(ii)	except with regard to distributions of cash to the Parent Company, the Company has not made any distribution of dividends, profits or reserves, shared any asset or effected any modification of its capital nor redeemed or repurchased any of its shares;

(iii)	except in the ordinary course of the Company’s business, the Company has not granted any loan or incurred any indebtedness for an amount exceeding five thousand dollars (USD $5,000);

(iv)	the Company has not incurred any off-balance sheet liability for an amount exceeding five thousand dollars (USD $5,000);

(v)	the Company has not acquired any new fixed assets or sold or leased any of its fixed assets exceeding ten thousand dollars (USD $10,000);

(vi)	the Company has not acquired by any means any interest in any Entity;

(vii)	the Company has not disposed of or leased any real property;

(viii)	no contract between the Company and its customers, suppliers and service providers has been substantially modified, nor has any new contract been entered;

(ix)	the Company has not hired or dismissed any employees or modified the employment conditions or compensation terms of its employees or the employees’ rights in force within the Company;

(x)	the Company has not modified the composition of its corporate bodies nor the rights and obligations of their members;

(xi)	the Company has not modified in a substantial manner its accounting policy;

(xii)	the Company has not made any commitment to undertake any of the actions listed above; and

(xiii)	no event, which could have detrimental effects on the assets, the financial status, the figures, the activity, the image or the perspectives of the Company, has occurred.

(f)	Subsidiaries.

Other than Analytica International GmbH a/k/a IMOR GmbH, the Company has no direct or indirect Subsidiaries, does not own any direct or indirect equity interest in any other Entity and is not a partner or participant in any partnership or any joint venture with any third party.

Section 5.4.	Compliance with Applicable Laws

(i)	the Company exists, is organized, conducts and has always conducted its business in compliance with all applicable Laws; and

(ii)	since the date of the Financial Statements the Company did not receive any written notice of alleged violation of such Laws or any written notice of investigation or audit by any Governmental Authority which remains outstanding and unresolved.

The Company holds all Permits and consents necessary to conduct its business and all such Permits, and consents, are set forth in Schedule 5.4 hereto, are in full force and effect, and to the knowledge of Seller, no suspension or cancellation or any of them is threatened.

Section 5.5.	Litigation

There is no action, suit, arbitration or other proceeding pending or threatened in writing against the Company and there are no circumstances likely to give rise to the same. The Company is not party to, or subject to or bound by, any order, injunction or decree of any Governmental Authority and there are, no circumstances likely to give rise to the same. The Company is a party to the Chapter 11 Proceedings in which there are ongoing proceedings involving resolution of Claims.

Section 5.6.	Fixed Assets

The Company has good title to all of the fixed assets that it owns (in such case as of Closing will be free and clear of any Liens) or uses in the conduct of the Business. Except for the properties and assets of others that are used by, or leased or licensed to the Company, the Company owns all of the assets that it currently uses in the conduct of the Business. The Company’s properties and assets are sufficient for the Company to operate the Business in the Ordinary Course of Business. The material fixed assets owned by the Company are being maintained in accordance with their usual practices and, considered as a whole, are in good working condition, normal or reasonable wear and tear excepted given their age and use.

Section 5.7.	Real Property

(a)	The Company owns no real property.

(b)	Attached in Schedule 5.7(b) are copies of all the leaseholds or sub-leaseholds of real property and other interests in real estate property held pursuant to Contracts by the Company.

(c)	The Company legally occupies its business premises under the Contracts referred to above, which are in full force and effect; the Company having paid the rent and respected and performed in all materials respects its obligations under these Contracts.

(d)	The Company has not granted any sub-lease or license relating to these premises nor assigned any interest in any of the Contracts referred to above.

(e)	The Company is in material compliance with all safety regulations or requirements and other laws applicable to its occupancy (as applicable) of any real property and has made, in a timely manner, all applicable regulatory and other required filings in connection therewith, if any.

Section 5.8.	Intellectual Property

(a)	The Company owns and uses, in the operation of the Business, patents, patent applications, registered trademarks, trademark applications, copyrights or copyright applications, corporate names, logos, designs, software and domain names as set out in Schedule 5.8 (the “Intellectual Property Rights”).

(b)	The Company validly owns (as of Closing free and clear of any Liens) or uses the Intellectual Property Rights pursuant to licenses granted by third parties (in full force and effect).

(c)	None of the employees of the Company owns, directly or indirectly, in whole or in part any intellectual property rights which are necessary to the operation of the Company.

(d)	The Company’s Business does not infringe upon or violate any intellectual or industrial property right of any third party.

(e)	The Company has always protected the Intellectual Property Rights, which it has developed, in a careful and prudent manner and has always made the necessary filings with the relevant authority to have such rights protected and to ensure a free and peaceful use of such rights by the Company.

Section 5.9.	Contracts

(a)	The Company has set forth in Schedule 5.9 hereto a list of, and has made available to the Purchaser, all written Contracts to which the Company is a party or by which it is or its assets are bound, and which meet any of the following criteria (i) are necessary to the business of the Company; or (ii) must be performed over a period of more than 1 year from the date hereof; or (iii) involve payment or receipt of an amount in excess of thirty thousand dollars (USD $30,000); or (iv) are active contracts with customers (regardless of amount), or (v) involve the rental of any real property, or (vi) involve the incurrence by the Company of debt for borrowed money (the “Specified Contracts”). For clarification, the Company has not identified any oral agreements with the exception of the oral agreements with employees.

(b)	All the Specified Contracts are in full force and effect and the Company has not received any claim or notice in writing of the intention of any Person to terminate any Contract to which the Company is a party or by which it is or its assets are bound.

(c)	The Company, excluding the inactive subsidiary Analytica International GmbH a/k/a IMOR GmbH, to the best knowledge of the Company has always performed in all material respects its obligations under the Contracts to which it has been or is a party and neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Contract, and to the Seller’s knowledge no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, has not been resolved and which after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Contract. For clarification, active customer contracts are ongoing and subject to normal course of business issues, discussions and even disagreements regarding the various aspects of the performance of the work related to any such Contract. Further, under various supply and real estate lease contracts, the Company may not always have made required or anticipated payments on a timely basis; however, the timing of any such payment has not resulted in a claim or threat of a breach of the Contract.

Section 5.10.	Business

(a)	Each of the services provided by the Company has been, and is, in compliance with all applicable Laws.

(b)	There are no warranty claims pending with respect to any services provided by the Company and there are no such claims threatened by any Person.

(c)	As it stands at the date of this Agreement (and at Closing), the Company has all means (assets, contracts, authorization, permits, rights, etc.) necessary for operating the Business in the Ordinary Course of Business.

(d)	There exist no contracts, agreements or other undertakings applicable to the Company which prohibit or restrict, in any way, the right of the Company to conduct the Business as it sees fit, including without limitation, prohibitions or restrictions on the scope or location of conducting such Business, the right and ability to solicit and hire or otherwise engage any Person or the right to provide its services to any Person.

Section 5.11.	Employee Matters

(a)	There is no outstanding Claim against the Company by any former or present employee, or any actual or threatened dispute between the Company and a number or class of employees, other than as disclosed in Schedule 5.11(a).

(b)	Employee Plans, benefits, bonuses, welfare arrangements, unemployment or severance benefits, pensions, retirement plans, health or other employee insurance plans, employee training programs, savings, deferred compensation, or other similar arrangements maintained by the Company, individually or collectively, in favour of any of its employees, other than pursuant to mandatory Laws or applicable collective bargaining agreements (or similar agreements) have been attached in Schedule 5.11(b) (“Benefit Plans”) and comply with applicable Laws.

(i)	Each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with its terms and with the requirements of all applicable Laws, including ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax exempt under section 501(a) of the Code.

(ii)	No Benefit Plan is a “defined benefit plan” within the meaning of section 414(j) of the Code.

(iii)	No Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA.

(iv)	No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Benefit Plan presently or heretofore maintained or contributed to by any ERISA Affiliate.

(v)	Neither the Company nor any ERISA Affiliate has incurred any material liability for any Tax imposed under sections 4971 through 4980E of the Code or civil liability under sections 502(i) or (l) of ERISA.

(vi)	No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

(vii)	Except to the extent that any of the Company’s insurance plans provide coverage beyond the termination of an employee’s employment, no Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment.

(viii)	No suit, actions or other litigation (excluding Claims for benefits incurred in the ordinary course of business consistent with past practice of Benefit Plan activities) have been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan that could, individually or in the aggregate, have a material adverse effect on the business, assets or prospects of the Company.

(ix)	All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise reserved in accordance with the Company’s past practices, and the Company has performed all material obligations required to be performed under all Benefit Plans.

(x)	No current or former service provider of the Company or any ERISA Affiliate has the right to any material payment, award or benefit under any Benefit Plan that could give rise to the imposition of Tax on such service provider under Section 409A of the Code.

(xi)	Each employee or contractor who renders services to the Company or any ERISA Affiliate who is classified by such entity as having the status of an independent contractor or other non-employee status for any purpose (including, without limitation, for purposes of taxation and tax reporting under any Benefit Plan) is properly so classified.

(c)	The Company does not have Employment Contracts in effect for its U.S. based employees; however, all confidentiality, inventions and other agreements are listed in Schedule 7.4(c) and will be retained by the Company except as related to the Company or the business of the Company which will be assigned to the Purchaser. The Company does have employment agreements with the German based employees which agreements are listed in Schedule 5.11(c) and will be assigned, to the extent permitted by applicable law, to the Purchaser. Further, at employment of a U.S. employee, the Company generally issued an offer letter to its current U.S. employees and to the extent available, they are listed in Schedule 5.11(c). When an employee is not a U.S. citizen, the Company and the Purchaser will cooperate in any VISA or similar matters relating to the citizenship of the employee.

(d)	The conditions of employment and the working conditions of the Company’s employees comply and have always complied with the Laws and the Company has always complied with its obligations under the Employment Contracts and the Laws.

(e)	There have been no professional accidents over the last five (5) years in the Company, which resulted in a sick leave in excess of three (3) weeks.

(f)	No employee, director, executive or officer of the Company is entitled, upon termination of his/her employment with the Company, or as a result of the consummation of the transactions contemplated by this Agreement, to special benefits and/or payment by the Company of an amount (including, without limitation, any type of “golden parachute”) and/or to a termination period notice exceeding that provided by the applicable Laws. For clarification, employees who were granted employee stock options and who have 401k plan participation with the Parent Company will be treated post-Closing, in accordance with such plans.

(g)	To the knowledge of the Seller, except as provided in or in accordance with this transaction, no executive, key employee or significant group of employees’ plans to terminate employment with the Company during the next twelve months or as noted in Schedule 5.11(c). Except as set forth in Schedule 5.11(g) hereto, the Company is not a party to or bound by (a) any collective bargaining agreement nor has it experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past four years, (b) any Employment Contract with any employee (except for the Contracts of Germany employees listed in Schedule 5.11(c), or (c) any Contract pursuant to which severance payments may be payable to any employee. The Company has not committed any unfair labor practice. To the knowledge of the Company no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(h)	The Company has not, during the three (3) years prior to the date of Closing, received notice of charges or complaints of discrimination pending or threatened before the United States Equal Employment Opportunity Commission or any state or local agency with respect to the Company, or any representative of the Company.

(i)	There are no worker’s compensations claims pending against the Company and there is no basis for any such claim.

(j)	The Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company, or any of its employees, and, no such investigation is in progress.

Section 5.12.	Taxes

(a)	The Company has timely filed, after giving effect to any applicable extensions, all material Tax Returns required to be filed by it.

(b)	All amounts required to be paid by the Company for the purpose of Tax, social security, insurance, pensions and other similar costs or benefits relating to employees have been duly and timely paid or when not yet due, have been duly provisioned in the accounts of the Company, and all amounts required to be deducted from moneys paid to employees for the purposes of Tax, social security, insurance, pensions and other similar costs or benefits relating to employees have been deducted and have been paid to the appropriate Governmental Authority, and there is no dispute on any issue in respect of any deduction or payment.

(c)	As of the date hereof, there are no actions, suits, proceedings, investigations, audits, reassessments or claims now pending or threatened in writing against the Company relating to Taxes.

(d)	No deficiency in payment of Tax in respect of the period up to and including the last Tax Returns has been claimed or made by any Tax authority for any year or part of a year in respect of the Company.

(e)	The Company has always complied with all Laws relating to Tax matters.

(f)	The Company has not benefited from any fiscal or favourable Tax regime in exchange for existing undertakings or obligations by which it is still bound.

(g)	The Company has not entered into any settlement or compromise of any tax liability, filed an amended Tax Return, entered into a closing agreement (as described in Code section 7121 or any corresponding provision of state, local or foreign law), consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment or refund of any Tax.

(h)	The Company neither is nor was a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign law) (other than any such group of which the Company is the common parent) filing a consolidated United States federal income Tax Return, nor does the Company have any liability for the taxes of any person (other than the Company) under United States Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(i)	For clarification of this Section 5.12, the City of New York Department of Finance has claimed that a Commercial Rent Tax and a General Corporation Tax is due in the approximate amount of two hundred eighteen thousand dollars (USD $218,000). The Company has claimed an exemption from this tax and the matter is pending before the Bankruptcy Court in the Chapter 11 Proceedings. The Company retains any liability for the Taxes.

Section 5.13.	Insurance

(a)	All the insurance policies of the Company have been attached in Schedule 5.13. All the material tangible assets and premises of the Company are insured on the date hereof.

(b)	The Company’s current insurance policies have been subscribed with companies which are known to be solvent companies, and provide adequate coverage for the Company’s risks (and in particular professional liability coverage); the corresponding premiums have been timely paid by the Company. These policies are in full force and effect in the amounts set forth in Schedule 5.13.

Section 5.14.	Relations with the Parent Company’s Group

(a)	Neither Parent Company, nor any of its Affiliates:

(i)	is a creditor or debtor of the Company as a result of any undertaking whatsoever, or has any present or future rights in general against the Company except for inter-company transactions;

(ii)	has granted any guarantees or sureties for any of the Company’s undertakings except for the New York real estate lease, which is guaranteed by a letter of credit provided by the Parent Company. For clarification, at Closing, the letter of credit issued by or for the Parent Company will be released and replaced with collateral to be supplied by Purchaser to support the New York real estate lease being assigned to Purchaser; or

(iii)	is to the Company’s knowledge a shareholder or officer of a company competing with the Company.

(b)	There are no assets, properties, rights and businesses used in the business and operations of the Company as heretofore conducted that are owned, directly or indirectly, by the Parent Company or any of their Affiliates, or any relative or affiliate of any such person, that will not be transferred to the Company at or before Closing except the Company uses certain shared resources including assets, properties, rights and businesses that are owned or licensed by the Parent Company (“Shared Resources”). Shared Resources include or relate to HR functions, software and relationships related to the administration of employee compensation, participation in and administration of employee healthcare plans and liability insurance plans, employee participation in and administration of employee benefit plans including employee stock option plans adopted by the Parent Company in stock of the Parent Company and participation in or administration of 401K plans, shared IT services and shared accounting and legal services.

(c)	At Closing, no contract or commercial relationship other than Shared Resources between the Parent Company (or any of its Affiliates) and Seller affecting the Assets being purchased by Purchaser will still be in force. All contracts or commercial relationships between the Seller (or any of its Affiliates) and the Parent Company has always been agreed and performed on an arm’s length basis.

(d)	At Closing, the Purchaser will be able to operate its Business (and its activities) independently (operations, customer relationships, etc.) of the Parent Company, except for Shared Resources.

Section 5.15.	Consents for Assignment of Contracts

Attached as Schedule 5.9 is a list of all written Contracts specifying which Contracts require consent in order for the Company to assign same at the Closing. Except for the written Contracts so identified on Schedule 5.9, no written Contract to which the Company is a party prohibits assignment by the Company or requires the consent of any third party thereof, or allows for its termination or modification by the other parties thereto as a result of an assignment by the Company. No payment by the Company is or will be due or may be claimed by any third party as a result of the sale of Assets (including the assignment of the Contracts) except under the agreement with Laurus/Valens or any written Contract identified in Schedule 5.9.

Section 5.16.	Environmental Matters

(a)	The Company has complied in all material respects with all applicable Environmental Laws. The Company has received no written notice that there is pending, nor is there threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company or any of its assets.

(b)	To Company’s knowledge the Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)	The Company is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)	The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

Section 5.17.	Accuracy of the representations and warranties

The representations and warranties set forth in this Article V are accurate, complete and sincere and fairly present the situation of the Company as of the date of the Agreement and as of the Closing. Taken as a whole, such representations and warranties do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading.

Section 5.18.	No Other Representations and Warranties

Except for the specific representations and warranties contained in this Article V, neither the Company nor the Parent Company make any other express or implied representation or warranty to the Purchaser with respect to the Assets, the Company or the Business.

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as provided in this Article VI that:

(a)	The Purchaser is a corporation validly existing under the laws of the jurisdiction in which it is duly incorporated, and has the requisite corporate powers and corporate authority to carry on its business as being conducted on the date hereof; and

(b)	The Purchaser has the requisite corporate power and corporate authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes legal, valid and binding obligations of the Purchaser.

ARTICLE VII.	COVENANTS AND UNDERTAKINGS

Section 7.1.	Covenants Relating to Conduct of Business

From the date of this Agreement up to the Closing, except as provided in or contemplated by this Agreement, the Company will carry on the Business in all material respects in the Ordinary Course of Business, to use all reasonable efforts consistent with past practices to keep available in all material respects the services of the Company’s present employees, and to preserve in all material respects their business relationships with customers and suppliers. In addition, subject to the above exceptions, the Company will not do any of the following:

(a)	amend the Articles of Incorporation (or similar organizational documents) in any material respect except to change its name;

(b)	voluntarily incur or assume any material Liability, except in the Ordinary Course of Business;

(c)	sell, lease, mortgage, pledge or otherwise dispose of any asset that is material to the Business of the Company, taken as a whole;

(d)	execute any amendment or termination, or any agreement to amend or terminate any material Contract, save in the Ordinary Course of Business;

(e)	change any material accounting policy; or

(f)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 7.2.	Corporate Actions

(a)	The Company undertakes to obtain an order of the Bankruptcy Court authorizing the sale of the Assets at Closing.

(b)	At or prior to the Closing, the Company shall change its name to a name that does not contain the word “Analytica” or any variation thereof.

Section 7.3.	Covenant not to compete – not to solicit

(a)	Non-compete

For a period of five (5) years from the Closing (the “Non Competition Period”), the Company and the Parent Company each undertakes not to, and procures that its Subsidiaries and Affiliates will not:

(i)	under any circumstances, either directly or indirectly, either solely or jointly with any other Person and in any capacity whatsoever, carry on or be engaged or concerned or interested in the business or activity of providing consulting to third parties in a fashion which competes with the Business carried on by the Company as at the date hereof (“Competitive Business”);

(ii)	create or acquire any direct or indirect shareholding (with the exception of a shareholding not exceeding five percent (5%) of the share capital or voting rights of a listed company) in any company, businesses or group carrying on any businesses or activities which compete with the Business carried on by the Company as at the date hereof; and

(iii)	for clarification, this Section 7.3(a) will not prevent (or require any consent from Purchaser) the Parent Company nor its Affiliates from entering into and/or closing any transaction which is a sale of assets of the Parent Company or its Affiliates, sale of stock of the Parent Company or its Affiliates, licensing agreement or other agreement to (alone or jointly) commercialize, develop or market any product of the Parent Company or its Affiliates, which is not a Competitive Business, even if the purchaser or its affiliates may own or engage in a Competitive Business.

(b)	Non-solicitation

During the Non-Competition Period, neither the Company nor the Parent Company will (and each will ensure that none of their respective Subsidiaries or Affiliates will) employ any of the employees or company representatives of the Company, in whatever capacity, even in connection with an activity which does not compete with that carried on by the Company as at this date and shall not, directly or indirectly, solicit any client or supplier of the Company. Company or Parent Company may engage senior managers of the Company assigned or transferred to Purchaser as a consultant on an “as available basis” with express permission from Purchaser.

Company acknowledges that the consideration for the undertakings contained in Article VII is included within the Consideration and as a result Company agrees not to challenge Purchaser in relation to such undertakings.

Company agrees not to disclose to any third party, nor use any information or knowledge (including any technical, commercial, financial or any other information) of which it was aware during the time period during which Seller owned the Assets. This prohibition does not apply to any information or knowledge that is in the public domain as at the date of this Agreement or to any information or knowledge that relates to any biotech product developed or being developed by the Company, Parent Company or any Subsidiary. This prohibition not to use any information or knowledge (but not the prohibition to disclose such information) shall terminate at the end of the Non-Competition Period.

Section 7.4.	Other Covenants & Undertakings

(a)	Research Services

The Purchaser, after the Closing, shall grant to the Company, at no additional consideration up to a maximum of six hundred thousand dollars (USD $600,000) worth of research services as requested by Company or Parent Company in accordance with the terms set forth in Schedule 4 (the “Research Services”). Purchaser, Company and Parent Company shall enter into a standard form of Client Confidentiality Agreement in connection with the Research Services.

(b)	Support during interim period

It is agreed that for a period of up to twelve (12) months following the Closing, the Company and/or the Parent Company will continue (to the extent reasonably possible and requested) to provide to Purchaser all attributes of the Shared Resources as they are in existence as of the date of Closing with no additional consideration (except where the Company or Parent Company has expenses to third parties in connection with the Shared Resources in which event the third party expense will be fairly allocated between the Parties) with regard to the Assets and personnel of the Company and except where the Company or Parent Company is not able to provide such services such as health insurance.

(c)	Continuance of Employee Confidentiality Agreements

The Parties acknowledge that Seller’s employees are subject to existing Confidentiality Agreements as listed on Schedule 7.4(c). Purchaser agrees that it will take no intentional action to cause any such employee to breach such employee’s obligation of confidentiality thereunder as it pertains to confidential information of the Parent Company and its majority-owned subsidiary, Biovest International, Inc.

(d)	Assumption by Purchaser of Employee Obligations

Purchaser agrees to assume any existing liability of Seller to existing employees of Seller that are hired by Purchaser at Closing on account of accrued/unused vacation and/or sick leave which would otherwise become due and payable to such employees by Seller upon the termination of employment of such employees at the time of Closing, provided however, such assumption shall include only the obligation to afford such employees the opportunity to use such accrued/unused vacation and/or sick leave and shall not include any obligation to make cash payments to such employees resulting from such termination of employment by Seller.

(e)	Purchaser may at its election form a new U.S. corporation to be named “Analytica International, Inc.” or other name selected by Purchaser (the “Newcorp”) and to acquire the Assets into Newcorp. In such event, both Newcorp and the Purchaser will be parties hereto and to the Earnout and will be responsible and liable therein.

(f)	The Company and the Parent Company agree that with respect to any accounts receivable retained by the Company at the Closing (the “Accounts Receivable”) they will not use any extra-ordinary collection efforts (including, without limitation, the use of third party collection agents, or the institution of legal proceedings) to collect such Accounts Receivable without receiving the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

ARTICLE VIII.	INDEMNIFICATION OBLIGATIONS

Section 8.1. Indemnification by the Company and the Parent Company (Parent Company indemnification is limited to the specific representations and warranties applicable to Parent Company and for the identified representations and warranties, Parent Company and Company shall make the representations and warranties jointly)

(a)	From and after the Closing and subject to the provisions of this Article VIII, the Company and/or the Parent Company, as applicable, shall indemnify the Purchaser and hold harmless the Purchaser, as sole remedy, from and against any Damages actually suffered by the Purchaser as a result of :

(i)	any inaccuracy, breach or omission of any material representation or warranty of the Company or the Parent Company (for specific representations and warranties made by Parent Company ) contained in this Agreement;

(ii)	any breach of any material covenant or agreement of the Company or the Parent Company contained in this Agreement or any agreement entered into pursuant hereto;

(iii)	any Liability of the Company for any Tax accruing on or before Closing;

(iv)	any Retained Liabilities or the Company’s failure to fully satisfy and discharge any Retained Liabilities; and

(v)	any decrease or deficiency of assets or insufficiency of reserves, as compared to their amount in the Financial Statements, to the extent originating before the date of the Financial Statements provided that the assets are carried on the Financial Statements at cost less depreciation and/or amortization as deemed appropriate by the Company and that the Financial Statements reflect reserves, if any, and the policies for income and expense recognition are treated in a consistent manner deemed appropriate by Applicable Accounting Principles by the Company and its auditors.

(b)	For the purposes of Section 8.1(a), the indemnification by the Seller shall be deemed as a reduction of the Consideration and the indemnification will first be paid through the reduction of the Earnout payments and only when the Earnout payments are exhausted will indemnification be a claim against Seller or where applicable the Parent Company.

Section 8.2.	Method of asserting Claims

All claims by the Purchaser shall be asserted and resolved as follows:

(a)	Claim Notices

In the event where any event occurred, which could give rise to Damages for which the Company would be liable towards the Purchaser, the latter shall send to the Company and the Parent Company a written notice (a “Claim Notice”) specifying the factual basis of such claim and the amount or a good faith estimate amount of related Damages (which estimate shall not be conclusive of the final amount of such claim), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a right to be indemnified is claimed, and all supporting evidence in order for the indemnifying party to assess the merits of the claim and the computation or estimate of Damages.

For the purpose of this Article VIII any claim, demand or proceeding asserted or instituted by any Person other than the indemnified party (including by any Governmental Authority) is referred to as a “Third Party Claim” whereas all the other claims (which do not involve a Third Party Claim) shall be referred to as a “Direct Claim”.

(b)	Time for a Claim Notice

The Purchaser shall send a Claim Notice:

(i)	in the case of a Third Party Claim, within thirty (30) Business Days of receipt of actual notice of such Third Party Claim (or such shorter period as may be warranted under the circumstances), such delay being reduced to ten (10) Business Days in case of a notice of tax or social reassessment served to the Purchaser;

In the case of a Direct Claim, with reasonable promptness in view of the circumstances but in no event later than thirty (30) Business Days after the Purchaser first becomes aware of the facts upon which the Direct Claim is based.

Failure to give notice within the above periods shall prevent the Purchaser from asking for or seeking indemnification from the Company or Parent Company for the corresponding Direct Claim or Third Party Claim.

(c)	Direct Claim Review Period

In the event of a Direct Claim, the Company and Parent Company shall have sixty (60) Business Days following the receipt of the relevant Claim Notice to make such investigation of the underlying Claim as they consider necessary or desirable. If the relevant Parties agree upon the validity and amount of such Claim, the Company or Parent Company shall pay to the Purchaser, within fifteen (15) Business Days following the date of such agreement, the full agreed amount of such Claim. To the extent that any portion of the Claim is not disputed by the Company or Parent Company within the period of sixty (60) Business Days, such portion of the Claim shall be paid by the Company or Parent Company to the Purchaser, ultimately on the last day of the aforementioned period of sixty (60) Business Days. If the relevant Parties are unable to reach agreement or if the Company or Parent Company disputes its liability to the indemnified party in respect of the underlying Claim, the Purchaser shall have the right to commence legal proceedings against the Company and the Parent Company and the indemnification will be due on the date of a immediately executable decision of the competent court.

(d)	Defence of a Third Party Claim

(i)	The Company and Parent Company shall inform the Indemnified Party within sixty (60) Business Days from the receipt of the relevant Claim Notice as to whether they elect to be involved, at their own costs and expenses, in the defence of the Third Party Claim alongside counsel of the Purchaser. If the Company or Parent Company elects to do so, they shall then arrange for the assistance of an attorney of their choice, and bear the attorney’s fees in relation to the matter.

(ii)	If the Company or Parent Company elects to be involved in the defence of the Third Party Claim, the Parties shall, prior to taking any action within the scope of legal proceedings or otherwise in handling such Third Party Claim, consult each other and, in deciding which actions they shall take, they shall take into account the legitimate business interests of all parties.

(iii)	The Party conducting the defence against a Third Party Claim shall keep the other Party reasonably informed of any development in the dispute of such Claim and of its intentions as to how to proceed.

(iv)	Neither the Company nor the Parent Company shall be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made without its prior written consent, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed to be given if the indemnifying party shall not have responded in writing within thirty (30) Business Days of its receipt of a request for consent by the Purchaser).

If a settlement offer is received, which the Company or Parent Company, but not the Purchaser, is willing to accept, the Purchaser may elect to continue the defence of such Third Party Claim at its own expense, in which case the liability of the Company, or Parent Company, as the case may be, shall be limited to the lesser of: (i) Damages calculated as if the Third Party Claim were settled in accordance with the proposed settlement offer; and (ii) the Damages actually suffered by the Purchaser taking into account the final determination of the Third Party Claim.

If a settlement offer is received, which the Purchaser, but not the Company or the Parent Company, is willing to accept, the Company or Parent Company, as the case may be, shall continue the defence of such Third Party Claim at their own costs and expenses. In such case, the liability of the Company and Parent Company shall not be limited by the settlement offer.

(e)	Mitigation

The Purchaser shall use its reasonable endeavours to mitigate any Damages resulting from any matters giving rise to a claim for indemnification under this Article VIII, including prosecuting diligently and in good faith any claim that it may have under any applicable insurance policy or similar arrangement prior to collecting indemnification payment under this Article VIII. Furthermore, in case a breach of any of the representations of the Company or Parent Company under Article V can be remedied by the Purchaser and it has not yet given rise to Damages, then the Purchaser undertakes to make all reasonable endeavours in order to take appropriate actions to remedy such breach if possible and to avoid any Damage to occur.

(f)	Payment

No amount shall become due and payable by the Company or Parent Company to the Purchaser in respect of any Third Party Claim unless and to the extent that the Purchaser has actually paid the relevant Damages to the relevant third party as a result of a immediately executable decision of a court of competent jurisdiction, a immediately executable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties.

In the event of a Claim relating to Taxes and of a Damage required to be paid by any Governmental Authority, such Damage being not definitive, the Seller may delay to indemnify the Purchaser.

For the avoidance of doubt, all provisions of Section 8.2(f) are not in contradiction with Section 8.6 as all amounts claimed could be retained by the Purchaser on any subsequent payment including the Earnout. However, it will be finally settled when such amount becomes definitive.

Section 8.3.	Calculation of Damages

(a)	In calculating the amount of any Damages claimed by the Purchaser, there shall be deducted:

(i)	the amount of any indemnification or other recoveries (including insurance proceeds) paid or payable to the Purchaser by any third party with respect to such Damages, such amount to be reduced by the amount of any Tax paid or to be paid by the Purchaser in respect thereof; and

(ii)	the amount of any corresponding Tax savings or benefit (including any Tax reduction, credit, redemption, or loss carry-back or carry-forward) which is or can be effected by the Purchaser in respect of any taxable period in respect of such Damages.

(b)	In the event that the amount of any deduction referred to in this Article is determined only after payment by the Indemnifying Party of the amount otherwise required pursuant to this Article, the Purchaser shall repay to the Company or Parent Company promptly after such determination any such payments that the Company or Parent Company, as the case may be, would not have had to make pursuant to this Article, had such determination been made at or prior to the time of such payment.

(c)	The Purchaser hereby undertakes to promptly inform the Company and the Parent Company of any event which could give rise to a deduction in Damages as set forth in this Section 8.3. Any Claim which could be made under several representations or warranties or indemnification shall be deemed to form one single Claim.

Section 8.4.	Limitations

(a)	Only Claims relating to Damages which individually exceed one thousand dollars (USD $1,000) excluding Taxes, shall be taken into consideration for the purposes of calculating whether the threshold referred to in (b) below is attained.

(b)	With respect only to claims arising as a result of indemnification claims under Section 8.1(a)(i), the Seller shall only be obliged to indemnify the Purchaser when the aggregate amount of the indemnification due to the Purchaser thereunder exceeds seventy-five thousand dollars (USD $75,000) excluding Taxes, it being specified that this amount is a threshold and not a deductible, which means that as soon as the threshold is exceeded the Purchaser is entitled to the entire amount and not only which is in excess of that threshold.

(c)	The Seller shall not be liable under its indemnification undertaking under Section 8.1(a)(i) beyond a total and global amount equal to the whole Consideration actually or required to be paid by the Purchaser.

Section 8.5.	Exclusions

(a)	No claim in respect of Taxes shall entitle the Purchaser to be indemnified if it corresponds to a mere change in the time when a Tax should have been paid or if such Tax can effectively be deducted or recovered by the Company.

(b)	The Seller shall have no liability for Damages which arise as a result of:

(i)	actions taken by or on behalf of, or omissions of, the Purchaser or any of the Purchaser companies after the Closing including but not limited to (x) changes in accounting methods or policies, or (y) the granting of any extensions or waivers with respect to any statute of limitations applicable to claims which might be made against the Purchaser or any of the Purchaser companies;

(ii)	the passing of, or any change in, after the Closing, any Law or administrative practice of any Governmental Authority in any such case not actually in force at the date of this Agreement (even if retroactive in effect), including, but not limited to, any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the date hereof.

Section 8.6.	Time for Claims

Subject to the terms and conditions set forth in this Article VIII, all representations and warranties and the indemnification mechanism contained in this Agreement shall terminate on the date that is thirty-six (36) months after the Closing at midnight, New York City time. The provisions regarding time for Claims does not limit in any fashion the Company’s ability to assert claims under the Earnout attached as Schedule 3.

Section 8.7.	Set-off – Pending claim

Any outstanding indemnification due by the Company with respect to any Damage or settlements of such action or Claim under this Article, which would not have been paid at the date on which whole or part of the Earnout would become due shall be deducted from the Earnout #2 in Schedule 3 referred to in Section 2.2(c).

Moreover, it is expressly agreed between the Parties that in the event where a claim (either Direct Claim or Third Party Claim as stated in Section 8.2(a) above) is pending at the date on which all or part of the Earnout becomes due, then an amount equal to the amount claimed by the Purchaser will be deducted from the Earnout #2 and retained by the Purchaser until the Claim is definitively settled.

ARTICLE IX.	GENERAL PROVISIONS

Section 9.1.	Notices

All notices and other communications hereunder shall (except as may otherwise be expressly provided herein) be in writing and shall (except as may otherwise be expressly provided herein) be sent, delivered or mailed, addressed or faxed:

(a)	if to the Purchaser, to:

LA-SER Alpha Group Sarl

43 Boulevard du Prince Henri

Luxembourg L1724

Luxembourg

Att: Mr. André Haik

(b)	if to the Seller, to:

Analytica International, Inc to: Attn: Director of Legal Affairs]

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

Fax#: 813-258-6912

with a copy to:

Accentia Biopharmaceuticals, Inc. to: Attn: Chief Financial Officer

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

Fax#: 813-258-6912

Each such notice or other communication shall (except as may otherwise be expressly provided herein) be given (i) by hand delivery, (ii) by internationally recognized courier service or (iii) by fax, receipt confirmed. Each such notice or communication shall be effective (x) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 9.1 and (y) if given by fax, when such fax is transmitted to the fax number specified in this Section 9.1 and confirmation is received. Any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Business Day. Either Party may modify from time to time its address or fax information set forth above in this Section 9.1 by notice to such effect to the other Party in accordance with this Section 9.1.

Section 9.2.	Omitted

Section 9.3.	Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 9.4.	Entire Agreement; No Third Party Beneficiaries

This Agreement and the confidentiality agreement signed between the Parties on January 15th 2011 constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and are not intended to confer upon any Person other than the Parties hereto and their successors and permitted assigns any rights or remedies hereunder.

Section 9.5.	Amendments and Waivers

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.6.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to conflict of laws principles.

Section 9.7.	Dispute Resolution

It is expressly agreed between the Parties that, in the event the Parties do not mutually resolve any claim, disagreement or dispute under the Agreement, then the claim, disagreement or dispute, including matters relating to or affecting this Agreement, will be exclusively and finally determined in accordance with the provisions of the American Arbitration Association. The Parties hereby irrevocably appoint the American Arbitration Association for the purpose of exclusively resolving through adversarial dispute resolution any disagreement or dispute arising out of or relating to this Agreement. Either the Company or the Parent Company or the Purchaser may by written notice demand that any such disagreement or dispute be resolved by arbitration (the “Arbitration”) administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. The Parties agree that the venue of any such Arbitration shall be New York, New York (USA). The judgment on the award rendered in any such Arbitration may be entered in any court of competent jurisdiction, including internationally. The judgment made by the American Arbitration Association shall not, except as otherwise provided by applicable law, be subject to judicial review and will then be binding upon all Parties. Each party shall bear their own expense associated with such Arbitration, provided, however that the fees and expenses of the American Arbitration Association shall be shared equally by the Company and the Purchaser.

Section 9.8.	Confidentiality - Publicity

It is agreed that except as required by law or by court order, there shall be no disclosure of any information concerning any provision of this Agreement without the prior consent of Purchaser. The form and the contents of any disclosure should be subject to the prior approval in writing of Purchaser and/or the Company.

The Purchaser will be entitled to make any press release relating to the transaction contemplated herein as from the date of this Agreement. However, each of the Parties hereto shall keep secret and confidential any and all confidential information received from the other parties, whenever obtained, and shall not disclose any part thereof to any third party, nor shall it use this information for its own purposes without the prior written consent of the respective other parties.

Section 9.9.	Assignment

Neither this Agreement nor any of the rights or interests hereunder may be assigned by either Party hereto without the prior written consent of the other party, and any assignment or purported assignment in violation of this sentence shall be void and of no force or effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Company acknowledges and agrees that once the Earnout Period and Earnout obligation has been satisfied Purchaser may assign:

(a)	all of its rights and obligations under this Agreement to one or more of its Affiliates, and

(b)	all of its rights and obligations under Articles V and VIII of this Agreement to any of its successor or further purchaser of the Assets.

Section 9.10.	Costs

Unless expressly provided otherwise in this Agreement, each of the Parties shall bear its own costs, charges and other expenses (including inter alia its legal, accountancy and other costs, charges and expenses) connected with the negotiation, preparation and performance of this Agreement.

Section 9.11.	Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties agree that facsimile and .pdf signatures shall have the same force and effect as original signatures and agree to exchange original signature pages by overnight delivery following exchange of facsimile and .pdf signatures.

Section 9.12.	Mutual Drafting.

The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 9.13.	Newcorp.

On the date hereof, Newcorp has not been formally organized and the parties to the Agreement are LA-SER, the Company and the Parent Company. Purchaser will formally organize Newcorp as either a direct or indirect subsidiary of Purchaser before the Closing and Newcorp will execute this Agreement thereby becoming a party to and bound by this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser and the Parent Company have caused this Agreement to be signed in two or more original counterparts as of the date first written above.

ASSET PURCHASE AGREEMENT

Between the Seller and the Purchaser, relating to the sale and purchase of the shares of Analytica International Inc.

Dated: 31 October 2011

Signature Page

Analytica International, Inc.	LA-SER Alpha Group Sarl Represented by André Haik
/s/ Roman Casciano
By: Roman Casciano	/s/ André Haik
Its: President

Accentia Biopharmaceuticals, Inc. (as to Sections 2.2(d), 3.2a (x), 3.2a(xi), 5.1(b), 5.2, 5.3, 5.14, 7.3, 7.4, 8.1, 8.2, 8.3, 8.4, 8.6, and Article IX (all) only)

/s/ Samuel S. Duffey
By: Samuel S. Duffey
Its: President

Schedule 1

Assets Listing

Office Subleases, together with consents of the landlord:

•	24 West 40th Street, 8th Floor, New York, NY 10018;

•	Meeraner Platz 1, D – 79539 Lorrach, Germany

Tangible Assets:

All tangible assets of the Company including but not limited to all tangible assets that are owned and located at 24 West 40th Street, 8th Floor, New York, NY 10018; 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606; and Meeraner Platz 1, D – 79539 Lorrach, Germany. Tangible assets include but are not limited to office furniture including desks, chairs, filing cabinets, computer hardware and software including laptops, servers

Intellectual Property: All intellectual property owned by the Company including but not limited to names, trade names, logos, know-how and methods.

Customers: All customer relationships, customer lists, customer files and customer records

Business Systems: All business, process, manuals and plans of the Company

Contracts: All contracts (where consents are required, including executed consents) of the Company except contracts that are Excluded Assets

Goodwill: All goodwill and business activities of the Company

Work-in-Process: All rights to work performed but not billed at Closing and client deposits or pre-payments not earned at Closing

Licenses: All licenses such as software licenses, including but not limited to Olympic software license and Great Plains software license

Miscellaneous: Telephone numbers, fax numbers, website domains, and names

All Inclusive: All assets of the Company not described above, including tangible, intangible and financial, with the exception only of Excluded Assets listed in Schedule 1(a) and Net Cash as defined in Schedule 2.

Schedule 1(a) - Excluded Assets

•	Employee Confidentiality and Invention Assignment Agreements (subject to the exception set forth in Section 5.11(c))

•	Office Equipment, Furniture, Supplies utilized by Company Employees located in Tampa, Florida offices of Parent Company

•

All Rights Pursuant to Existing Insurance Policies Covering Errors & Omissions, General Business Liability and Other Coverage for Acts, Events and/or Losses Associated with Pre-Closing Actions of the Company and/or Its Employees, Agents and Consultants

•	Net Cash and the Rights, entitlements and Components Described in “Net Cash” calculation attached hereto as Schedule 2

•	Analytica International GmbH a/k/a IMOR GmbH stock

•	Subsidiary Guarantee in Favor of Holders of Class 6 Debentures Dated November 17, 2010

•	Guarantee in Favor of Laurus/Valens Parties Dated November 17, 2010

•	Security Agreement in Favor of Laurus/Valens Parties Dated November 17, 2010

•	All rights against any creditors of the Company in the Chapter 11 Proceedings

Schedule 2

Net Cash Calculation

The “Net Cash” is: (i) Cash on hand, deposits (for leases, equipment, utilities, services and similar items including cash deposits, cash equivalent deposits and assets pledged security) and accounts receivable (where the account receivable has been billed, the work performed and the amount of the account receivable has been fully earned at Closing. Net Cash is an asset of the Company that will not be sold or transferred to Purchaser at the Closing.

For the sake of clarity, work in-process, work performed but not billed at Closing and client deposits or pre-payments not earned at Closing are not part of Net Cash and will be transferred and sold to Purchaser at the Closing. The Net Cash will remain an asset of the Company and will not be sold to the Purchaser at Closing.

Schedule 3

Earnout

Section 1: Earnout Payment

The Purchaser hereby agrees to pay to the Company a maximum Earnout consideration of six million dollars (USD $6,000,000) in accordance with the following:

(i)

Earnout #1: up to a maximum of one million five hundred thousand dollars (USD $1,500,000) will be paid by Purchaser to the Company on the 31st day of March 2012. The Earnout #1 payment will be in an amount equal to [*] times the aggregate of the Turnover (gross revenue) of Newcorp and the aggregate backlog of business (future Projects of Newcorp under an agreement, purchase order, master services agreement, or other authorization to perform work) between the Closing and the 31st day of March 2012, capped at a maximum Earnout #1 payment of one million five hundred thousand dollars (USD $1,500,000);

(ii)

Earnout #2: up to a maximum of four million five hundred thousand dollars (USD $4,500,000) (the “Earnout #2 Cap”) will be paid by Purchaser to the Company on the 10th day following the Earnout #2 (a) or Earnout #2 (b) period. The Earnout #2 payment will be in an amount equal to:

a.	the difference between: (i) [*] ([*]) times EBITDA of Newcorp for the fiscal year 2013 AND (ii) the aggregate of: (a) the Upfront Purchase Price paid by Purchaser to the Company under the Asset Purchase Agreement and (b) the Earnout 1 already paid and (c) the amount of Research Services actually acquired as purchased by the Company with Credits under Section 7.4(a) of the Asset Purchase Agreement (i.e. USD $600,000). For the purpose of Earnout #2(a), the EBITDA will be measured for the twelve months ended March 31, 2013;

or, at the election of the Company:

b.	the difference between: (i) [*] ([*]) times EBITDA of Newcorp for the fiscal year 2013 and 2014 AND (ii) the aggregate of: (a) the Upfront Purchase Price paid by Purchaser to the Company under the Asset Purchase Agreement and (b) the Earnout 1 already paid and (c) the amount of Research Services actually acquired as purchased by the Company with Credits under Section 7.4(a) of the Asset Purchase Agreement (i.e. USD $600,000). For the purpose of Earnout #2(b), the EBITDA will be measured for the average of the two twelve month periods ended March 31, 2013 and 2014.

The Earnout #2, to the extent earned, will be paid ten [10] Business Days after the 31st of March 2013 or 2014 depending on the election of the Company for calculation under Earnout #2(a) or Earnout #2(b) above.

If the Company is not paid an aggregate Earnout of one million five hundred thousand dollars (USD $1,500,000) under Earnout #1, then the Earnout #2 Cap will be increased by an amount equal to the unpaid portion of Earnout #1 (i.e., the difference between one million five hundred thousand dollars (USD $1,500,000) and the amount of Earnout #1 that was actually paid by Purchaser to the Company) which will have the effect of increasing the Maximum Earnout #2 Payment. For clarification, the maximum aggregate Earnout amount possible under a combination of Earnout #1 and Earnout #2 is six million dollars (USD $6,000,000).

(iii)	Purchaser’s Option: On or before March 31, 2012, provided the complete Earnout #1 has been paid by Purchaser to the Company, Purchaser may, at its election, reduce the maximum amount of Earnout No. 2 from four million five hundred thousand dollars (USD $4,500,000) to three million dollars (USD $3,000,000) by providing to the Company, with written notice, that Purchaser has elected to pay the fixed Earnout amount of three million dollars (USD $3,000,000) which shall be due and payable in full on June 30, 2012. Upon such payment, the remaining potential Earnout payment for Earnout #2 shall be eliminated.

Section 2: Calculation of Earnout

For the purpose hereof, it is expressly agreed between the Parties that the Earnout will be calculated on the basis of the following:

(i)	“EBITDA” means the Net Income of Newcorp before interest, taxes, depreciation and amortization.

(ii)	“Net Income” shall be the gross revenue of Newcorp as described in Section 3 less Ordinary Business Expenses and except as otherwise provided will be calculated in accordance with U.S. generally accepted accounting principles (GAAP).

(iii)	“Ordinary Business Expenses” means all expenses that are incurred by Newcorp in the ordinary course of its business and that are consistent with the operations of the Company prior to the Closing of the Asset Purchase Agreement. For clarification the following shall be excluded from Ordinary Business Expense and will not reduce Newcorp’s Net Income: (a) overhead and other expenses of Purchaser (excluding Newcorp), including but not limited to professional fees, accounting and legal expenses not directly attributable to the ordinary business operations of Newcorp; (b) compensation, travel and other costs related to employees, senior managers and consultants of Purchaser (excluding Newcorp) not directly related to Newcorp’s operational and commercial activities (i.e., only expenses of employees of Purchaser (excluding Newcorp) that are directly incurred in the performance of Newcorp’s operational and commercial activities will be deemed Ordinary Business Expenses for purposes of the Earnout calculation); (c) travel and other external costs related to employees of Newcorp not directly related to operational and commercial activities or the ordinary course of the business of Newcorp; and (d) any extraordinary increases or bonuses to compensation levels not corresponding to past years of individuals who were employees of Company prior to Closing made by Purchaser and/or Newcorp at or subsequent to the date of Closing. Notwithstanding which entity collects revenue from a project or whether a project is within the perimeter defined below: (e) when a customer work project (“Project”) is generated only and performed only by employees of Newcorp, [*]% of the gross revenue from that Project will be allocated to (and be gross revenue of) Newcorp and (f) when a Project is performed by a combination of employees of Purchaser (other than Newcorp) and also by employees of Newcorp, the gross revenue from that Project shall be allocated to (and be gross revenue of) Newcorp based on the value of work performed by employees of Newcorp on total value of the work performed for the entire Project (value of work means that number of hours multiplied by the cost rate for such hours), taking into account the value of procuring the business as consistently applied within Purchaser’s entities and practices. Newcorp will be deemed to have participated in procuring business if any member of the Newcorp Team has introduced or found the business or has participated in the presentation to the client prospect or has had a material participation in the preparation of the proposal.

(iv)	In addition to Section 2 (iii) (f), for a project procured by Newcorp and for which the primary responsibility and control to perform the project is not assigned to Newcorp, Newcorp shall for the purposes of the Earnout calculation be allocated [*]% of the revenue. For clarity, any project which is not obtained through the direct support and/or input from Newcorp Teams, will be allocated for purposes of the Earnout calculation pursuant to sections 2(iv)(e) and (f).

(v)	In the event, that an Observational Study is obtained with the direct support and input from the Newcorp Team: (a) all employees of the Company prior to Closing even if reassigned by Purchaser to another division of Purchaser subsequent to Closing and (ii) all employees of Newcorp whether hired at Closing or subsequent to Closing for purposes of the Earnout calculation Newcorp shall be allocated a finder’s fee of [*] to [*] percent ([*] to [*]%) of the revenue from such project discussed between the Parties in good faith on the case by case basis. For clarity, if Newcorp does not directly support or provide input in connection with obtaining such observational study, none of the revenue will be allocated to Newcorp for purposes of the Earnout calculation.

(vi)	The Purchaser will inform the Company in advance of any significant acquisition, creation or development of a new commercial entity or affiliate within Newcorp’s Geographical Perimeter (“New Entities”) and the activities of such New Entity will be disclosed (in full respect of potential confidentiality agreements) to Newcorp and the Company. The activities of any New Entity and any potential conflict of interest between the activities of any New Entity and the Earnout due to the Company, the potential role of Newcorp for the supervision of these activities, and the contribution to Gross Revenue of Newcorp by the new entity for purposes of calculating the Earnout will be resolved between the Parties in good faith.

Section 3 Perimeter

The Perimeter of the business operations of Newcorp are set forth below:

(i)	The Perimeter of the operations of the Earnout is defined in terms of geography, teams, domain of activity and projects cumulatively and it applies to a period ending March 31st, 2013 or March 31st, 2014 (at the choice of the Company) (defined as the “Perimeter”);

(ii)	Newcorp’s geographical perimeter is the [*] and [*] (the “Geographical Perimeter”), for the location or content of the project;

(iii)	Newcorp’s teams are the : (a) all employees of the Company prior to Closing even if reassigned by Purchaser to another division of Purchaser subsequent to Closing and (b) all employees of Newcorp in Consultancy & Analysis practice whether hired at Closing or subsequent to Closing (defined as, the “Newcorp Teams”);

(iv)	Newcorp’s activity perimeter is ‘‘ [*]’’ which [*] or “[*], ([*]) as defined in the Asset Purchase Agreement (the “Activity Perimeter”). For clarification, [*] or “[*] are not within the Activity Perimeter of Newcorp and it is expressly understood that the activities of Newcorp may (and will likely) [*] in the event that such business is secured and/or delivered by Newcorp Teams;

Projects actually conducted by the Newcorp Teams may be either outside of or inside the Perimeter and in such case revenue allocation shall be determined as describe in Section 2 above and employees may work within or without the Perimeter (in such case under conditions described in Section 2 above).

Section 4 Reports

The Purchaser shall provide to the Company reports of revenue, backlog and other financial performance information on a quarterly basis during the Earnout calculation period to allow Seller to monitor progress and to make appropriate accounting and budgeting assumptions for Seller’s internal purposes.

Schedule 4

Research Services

A credit for a maximum of six hundred thousand dollars (USD $600,000) worth of research services will be granted by the Purchaser to the Company (to be used by the Company or the Parent Company) over a period of three (3) years starting from the Closing (the “Credit Period”). The value of the Research Services will be calculated at normal Purchaser rates charged to third parties. Any portion of the credit not utilized by the Company or Parent Company at the time Earnout #2 becomes due could be either cancelled (and consequently not deducted from Earnout #2) or extended up to the end of the Credit Period (in that case the portion not utilized will be deducted from Earnout #2). After the expiration of the Credit Period, any portion of the credit not utilized by the Company or the Parent Company shall expire and be of no further force of effect, with no increase in any amounts due from Purchaser to the Company.

SCHEDULES*

Schedule 2.2(b)	Wire Instructions from LV Administrative Services (Laurus)
Schedule 5(a)	Company details
Schedule 5(b)	Parent Company Details
Schedule 5.1	Company Articles of Incorporation and Parent Company Articles of Incorporation
Schedule 5.3	Financial Statements
Schedule 5.3(d)	Existing Liens against Assets
Schedule 5.4	Permits necessary to conduct business (NY foreign business)
Schedule 5.7(b)	Company subleases NY and Germany
Schedule 5.8	Listing of IP rights including domain names
Schedule 5.9	List of Active Contracts Including Customer Contracts, Need for Consent to Assign, Material Vendor Agreements, etc.
Schedule 5.11(a)	Employee Litigation and any outstanding claims
Schedule 5.11(b)	Employee benefit plans
Schedule 5.11(c)	List of Employees, including Form of Employment Contracts (Germany) and Existing Offer Letters (US)
Schedule 5.11(g)	Collective Bargaining Agreements or Severance Provisions
Schedule 5.13	Insurance policies
Schedule 6	Omitted
Schedule 7.4(c)	Employee Confidentiality Agreements

*	Pursuant to Item 601 of Regulation S-K, the above schedules to the Asset Purchase Agreement have not been filed with the Securities and Exchange Commission (the “Commission”). Accentia Biopharmaceuticals, Inc. shall furnish a copy of any of the above schedules to the Commission upon request.